UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
Amendment No. 2

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) – March 18, 2015

GILLA INC.
 (Exact Name of Registrant as Specified in its Charter)

NEVADA	000-28107	88-0335710
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

15540 Biscayne Blvd, North Miami, Florida 33160
(Address of principal executive offices)

(416) 843-2881
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01                      Entry into a Material Definitive Agreement.

On March 18, 2015, as previously disclosed in this Current Report on Form 8-K, Gilla Inc. (“Gilla” or the “Company”) entered into a letter of intent (the “LOI”) to acquire all of the issued and outstanding shares of a Florida based e-liquids manufacturer. On June 3, 2015, as previously disclosed in Amendment No. 1 to this Current Report on Form 8-K, the Company entered into an agreement to amend the terms of the LOI (the “LOI Amendment”).

The Company is filing this Amendment No. 2 to its Current Report on Form 8-K to disclose that on June 25, 2015, the Company entered into a share purchase agreement (the “Share Purchase Agreement”) to acquire all of the issued and outstanding shares of E Liquid Wholesale, Inc. (“E Liquid Wholesale”) in accordance with the LOI Amendment. Pursuant to the Share Purchase Agreement, the total purchase price is $1,125,000 (the “Purchase Consideration”) payable to the vendors of E Liquid Wholesale (the “Vendors”) as (i) $225,000 in cash (the “Cash Consideration”) payable on the Closing Date (as defined below) and (ii) $900,000 in promissory notes (together, the “Promissory Notes”) issued on the Closing Date. The Promissory Notes will be issued in three equal tranches of $300,000 due four (4), nine (9) and eighteen (18) months respectfully from the Closing Date. The Promissory Notes are all non-interest bearing, and at the option of the Vendors, up to one third (1/3) of each tranche of the Promissory Notes can be repaid in common stock of the Company, calculated using the five (5) day weighted average closing market price of the Company prior to the maturity of the Promissory Notes. The Purchase Consideration, including the Cash Consideration and the Promissory Notes, are all and each subject to working capital adjustments, as is customary for transactions of this kind. The transaction is expected to close on or before July 1, 2015 or such other date as agreed between the parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GILLA INC.

June 30, 2015	By:	/s/ J. Graham Simmonds
J. Graham Simmonds
Chief Executive Officer